NEWS RELEASE

CONTACT: R. Jerry Giles, Chief Financial Officer
TELEPHONE #: 540-886-0796
DATE: November 10, 2005

FOR IMMEDIATE RELEASE
COMMUNITY FINANCIAL REPORTS INCREASED EARNINGS
STAUNTON, VIRGINIA

          Community Financial Corporation (NASDAQ: CFFC), a holding company whose sole subsidiary is Community Bank, Staunton, Virginia, today reported earnings for the second quarter of its fiscal year ending March 31, 2006. For the quarter ended September 30, 2005, Community Financial reported earnings of $1,084,000 or $0.50 per diluted share, compared to $1,031,000 or $0.48 per diluted share for the same period last year, a 4.2% increase in diluted earnings per share. The increase in net income for the current quarter compared to the September 30, 2004 quarter can be attributed primarily to a decrease in the provision for loan losses of approximately $128,000.

          The decrease in the provision for loan losses is attributed primarily to both decreases in loan charge-offs and slower loan growth for the quarter ended September 30, 2005 compared to September 30, 2004. Loans outstanding, net of allowances, at September 30, 2005 totaled $342.2 million, up 13% from $303.1 million from the prior year. Deposits increased to $287.2 million at September 30, 2005 from $266.0 million at September 30, 2004, an 8.0% increase. Total interest income increased during the September 30, 2005 quarter compared to the September 30, 2004 quarter as a result of both the increase in the volume of interest earning assets and the increase in rates earned on these assets. Total interest expense increased by $1.0 million for the 2005 period compared to the same period in 2004 as a result of both the increase in volume of interest-bearing liabilities and the increase in the interest rates paid on interest-bearing liabilities. The interest rate spread decreased by 45 basis points to 3.48% for the quarter ended September 30, 2005 compared to 3.93% for the same period in 2004.

          Non-interest income increased $72,000 to $746,000 for the quarter ended September 30, 2005 from $674,000 for the September 30, 2003 quarter. The increase in non-interest income for the current quarter compared to the September 30, 2004 period was due to an increase in fees from our brokered mortgage operations. Non-interest expenses increased $145,000 to $2.6 million for the September 30, 2005 quarter from $2.5 million for the September 30, 2004 quarter. The increase in non-interest expenses was due to growth related compensation increases.

          Community's net income for the six months ended September 30, 2005 was $2,204,000 or $1.01 diluted earnings per share, compared to $1,923,000 or $.89 diluted earnings per share for the six months ended September 30, 2004, a 13.5% increase in diluted earnings per share. The increase in net income for the six-month period ended September 30, 2005 compared to the same period ended September 30, 2004 can be attributed to an increase in net interest income of approximately $370,000. The increase in net interest income is attributable to an increase in loans receivable offset by a decrease in the interest rate spread for the six-month period ended September 30, 2005 compared to September 30, 2004. The interest rate spread decreased by 34 basis points to 3.54% for the six months ended September 30, 2005 compared to 3.88% for the same period in 2004.

          Loans outstanding, net of allowances, at September 30, 2005 totaled $342.2 million, an increase of $5.4 million from $336.8 million at March 31, 2005. Deposits increased to $287.2 million at September 30, 2005 from $275.4 million at March 31, 2005, an $11.8 million increase. Borrowings decreased $5.2 million from $91.7 million at March 31, 2005 to $86.5 million at September 30, 2005. At September 30, 2005, non-performing loans totaled approximately $493,000 or .12% of assets compared to $548,000 or .14% of assets at March 31, 2005. Our allowance for loan losses to total loans at September 30, 2005 was .88% compared to .89% at March 31, 2005. At September 30, 2005, our allowance for loan losses to non-performing loans was 613.1%.

          After reviewing the Company's financial position and operating results the Board of Directors approved and declared an $0.11 per share dividend. The dividend is payable November 23, 2005, to stockholders of record as of November 9, 2005. Stockholder's equity totaled $33.0 million at September 30, 2005, which represents a book value of $15.75 per share.

          At September 30, 2005, Community Bank exceeded all regulatory capital requirements and continued to be classified as a "well capitalized" institution. Community Bank, the wholly owned subsidiary of Community Financial, is headquartered in Staunton, Virginia and has offices in Waynesboro, Stuarts Draft, Raphine, Verona and Virginia Beach. Community Financial Corporation is traded on the Nasdaq National Market, under the symbol CFFC.

          Except for the historical information in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in the financial condition or business prospects of the Company's borrowers, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, fluctuations in interest rates and the relationship between long and short term rates, operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.